Exhibit 99.1

Prometheus Biosciences Reports First Quarter 2022 Financial Results and Highlights Recent Corporate Progress

- Advanced and expanded development of PRA023 across three immune-mediated indications -

- Topline results from ARTEMIS-UC and APOLLO-CD Phase 2 studies on track for fourth quarter 2022 -

- Announced key appointments in Leadership Team -

- Strong cash position of $227 million as of March 31, 2022 -

SAN DIEGO, May 12, 2022 – Prometheus Biosciences, Inc. (Nasdaq: RXDX), a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases, today reported financial results for the quarter ended March 31, 2022 and highlighted recent corporate progress.

“I couldn’t be more pleased with the execution our team has demonstrated during a very challenging external backdrop.  Despite significant global headwinds and our aggressive timelines, we are still on track to deliver on our near-term milestones, namely the topline results from our Artemis-UC Phase 2 and Apollo-CD Phase 2a trials in the fourth quarter this year,” said Mark McKenna, Chairman and CEO.

FIRST QUARTER 2022 AND RECENT CORPORATE HIGHLIGHTS

pipeline and platform Highlights

Initiated third Phase 2 study of PRA023 for Systemic Sclerosis-Associated Interstitial Lung Disease (SSc-ILD).  Prometheus initiated the ATHENA-SSc-ILD trial, a placebo-controlled Phase 2 trial of PRA023 in SSc-ILD. Systemic Sclerosis (SSc) is a rare autoimmune disorder characterized by progressive fibrosis of the skin and internal organs thought to result from inflammation and chronic immune activation. Lung involvement is the leading cause of morbidity and mortality for individuals with the disorder.

Received Fast Track Designation for PRA023 for SSc-ILD.  The US FDA granted Fast Track Designation for Prometheus’ lead therapeutic candidate, PRA023, for the treatment of SSc-ILD.

Initiated PRA023 subcutaneous bridging study in normal healthy volunteers.  Prometheus initiated dosing of Caucasian normal healthy volunteers with PRA023 to assess the bioavailability of the subcutaneous formulation.  In addition, Prometheus also initiated dosing of healthy volunteers of Japanese descent with PRA023 as part of the bridging study to assess safety, tolerability, and pharmacokinetics.

New patent granted for PRA023 companion diagnostic.  The US Patent and Trademark Office (USPTO) granted a US patent to Prometheus covering claims directed to methods of treating Crohn’s disease or ulcerative colitis by administering inhibitors of tumor necrosis factor-like cytokine 1A (TL1A) to patients selected by a defined companion diagnostic test. This granted patent reinforces Prometheus’ precision approach and extends the Company’s patent coverage of its PRA023 companion diagnostic candidate into 2040.

recent Corporate Highlights

Appointed Marla Hochfeld, MD, as Senior Vice President of Clinical Development and Clinical Affairs.  In May 2022, Prometheus hired Dr. Hochfeld as Senior Vice President of Clinical Development and Clinical Affairs. Dr.

Hochfeld will be responsible for leading and expanding the Company’s pipeline of immune-mediated programs. Most recently, she served as Vice President, Head of Clinical Development for Immunology and Fibrosis at Bristol Myers Squibb, where she established and evolved the global Immunology and Fibrosis clinical development organization, including setting the clinical strategy and achieving global approvals of Zeposia for multiple sclerosis and ulcerative colitis.  Dr. Hochfeld received her MD from Hahnemann University and a BS from the University of Pennsylvania. She completed a residency in internal medicine and fellowship in rheumatology at Stanford University.

Appointed Deepti Garg, PhD, as Vice President of Companion Diagnostics. In March 2022, Prometheus hired Dr. Garg as Vice President of Companion Diagnostics. Dr. Garg is responsible for the development, regulatory and commercialization strategy of Prometheus’’ companion diagnostic portfolio.  Prior to joining, Dr. Garg served as Executive Director, Biomarkers and Companion Diagnostics at Merck, where she led several first-in-class companion diagnostic approvals for their blockbuster KEYTRUDA.  Dr. Garg received her PhD in Molecular Biology and Immunology from Indiana University and completed her postdoctoral training at Children’s Hospital, Boston, an affiliate of Harvard Medical School.

Received final milestone payment from Dr. Falk Pharma for PR600. Prometheus has achieved multiple significant milestones from its collaboration with Dr. Falk Pharma GmbH with the selection of a clinical candidate in the PR600 program, which targets an undisclosed member of the tumor-necrosis factor superfamily for the treatment of IBD. The Company expects to file an Investigational New Drug (IND) application for PR600 in the third quarter of 2022.

Upcoming Milestones and Events

•	Update on UC and CD Phase 2 enrollment planned in 2Q
•	IND submission for PR600 planned for 3Q
•	Topline results from the ARTEMIS-UC Phase 2 study expected in 4Q
•	Topline results from APOLLO-CD Phase 2a study expected in 4Q

First Quarter 2022 Financial Results

Cash and Cash Equivalents.  As of March 31, 2022, Prometheus Biosciences had cash and cash equivalents of $227.0 million, compared to $257.3 million at the end of Q4 2021.

Collaboration Revenue.  Revenue was $3.9 million for the three months ended March 31, 2022 compared to $0.8 million for the three months ended March 31, 2021 primarily due to additional revenue generated from Prometheus’ partnership with Dr. Falk Pharma.

Research and Development (R&D) Expenses. Research and development expenses were $27.9 million for the three months ended March 31, 2022 compared to $7.8 million for the three months ended March 31, 2021 primarily due to advancement of PRA023 through global Phase 2 clinical trials and PR600 toward IND.

General and Administrative (G&A) Expenses. General and administrative expenses were $8.1 million for the three months ended March 31, 2022 compared to $5.2 million for the three months ended March 31, 2021 primarily due to an increase in stock-based compensation and expenses associated with being a public company.

About PRA023: Pipeline in a Product

PRA023 is a humanized IgG1monoclonal antibody (mAb) that has been shown to block tumor necrosis factor (TNF)-like ligand 1A (TL1A). PRA023 binds both soluble and membrane-associated human TL1A with high affinity and specificity and has the potential to substantially improve outcomes for moderate-to-severe IBD patients predisposed to increased TL1A expression. Prometheus is developing PRA023 for the treatment of immune-

mediated diseases including Ulcerative colitis (UC), Crohn’s disease (CD), and systemic sclerosis-associated interstitial lung disease (SSc-ILD).

The Company is currently conducting three Phase 2 studies of PRA023: a Phase 2 trial in UC patients, ARTEMIS-UC, a Phase 2a trial in CD patients, APOLLO-CD, and a Phase 2 clinical trial in SSc-ILD, ATHENA-SSc-ILD, each utilizing a genetic-based companion diagnostic candidate designed to classify patients who are predisposed to increased expression of TL1A and therefore potentially more likely to respond to PRA023.

About Prometheus Biosciences

Prometheus Biosciences, Inc. is a clinical-stage biotechnology company pioneering a precision medicine approach for the discovery, development, and commercialization of novel therapeutic and companion diagnostic products for the treatment of immune-mediated diseases. The company’s precision medicine platform, Prometheus360TM, combines proprietary machine learning-based analytical approaches with one of the world’s largest gastrointestinal bioinformatics databases to identify novel therapeutic targets and develop therapeutic candidates to engage those targets.

Forward Looking Statements

Prometheus cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to statements regarding: the timing of Prometheus’ APOLLO-CD, ARTEMIS-UC and ATHENA-SSc-ILD clinical trials; the ability of Prometheus’ genetic-based companion diagnostic candidate to classify patients who are predisposed to increased expression of TL1A or more likely to respond to PRA023; and the timing of Prometheus’ planned IND and IDE submissions. The inclusion of forward-looking statements should not be regarded as a representation by Prometheus that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: Prometheus’ approach to the discovery and development of precision medicines based on Prometheus360 is unproven; potential delays in the commencement, enrollment and completion of clinical trials and preclinical studies; Prometheus’ dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; Prometheus’ ability to develop companion diagnostics for our therapeutic product candidates; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; Prometheus may not realize any benefits from our current and any future collaborations; regulatory developments in the United States and foreign countries; Prometheus’ ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; Prometheus’ ability to maintain undisrupted business operations due to the COVID-19 pandemic or the ongoing conflict between Russia and Ukraine, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain; and other risks described in the company’s prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Prometheus’ most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Prometheus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Prometheus Biosciences, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021

Collaboration revenue	$3,919	$760
Operating expenses:
Research and development	27,930	7,758
General and administrative	8,085	5,222
Total operating expenses	36,015	12,980
Loss from operations	(32,096)	(12,220)
Other income (expense), net	30	(1,725)
Net loss	$(32,066)	$(13,945)
Net loss per share, basic and diluted	$(0.82)	$(1.67)
Weighted average shares outstanding - basic and diluted	39,006,794	8,338,892

Prometheus Biosciences, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$227,034	$257,254
Other current assets	7,950	8,129
Total current assets	234,984	265,383
Other assets	18,597	2,418
Total assets	$253,581	$267,801

Liabilities and Stockholders' Equity
Current liabilities	$17,324	$16,442
Long-term liabilities	29,534	16,204
Total liabilities	46,858	32,646
Total stockholders' equity	206,723	235,155
Total liabilities and stockholders' equity	$253,581	$267,801

Contacts:

Noel Kurdi

VP Investor Relations and Communications

(646) 241-4400

nkurdi@prometheusbiosciences.com

Media contact:

Juniper Point

Amy Conrad

(858) 914-1962

media@prometheusbiosciences.com